Exhibit 5.01

WARD AND SMITH, P.A.

ATTORNEYS AT LAW

April 30, 2009

Board of Directors

1st Financial Services Corporation

101 Jack Street

Hendersonville, North Carolina 28792

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to 1st Financial Services Corporation, a North Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) to register shares of the Company’s common stock, par value $5.00 per share (the “Common Stock”) which is to be issued by the Company to the shareholders of AB&T Financial Corporation, a North Carolina banking corporation (“AB&T”), pursuant to the terms of an Agreement and Plan of Reorganization and Merger dated as of April 16, 2009, by and between AB&T and the Company’s wholly-owned subsidiary, Mountain 1st Bank & Trust Company, a North Carolina banking corporation (“Mountain 1st”), and joined in by the Company (the “Agreement”). The Agreement provides for AB&T to be merged with and into 1st Financial (the “Merger”). In connection with the Merger, each outstanding share of AB&T’s common stock (“AB&T Stock”) held of record by its shareholders (other than shares held by holders who exercise their statutory right of dissent under North Carolina law, and shares held by the Company) will be converted into shares of Common Stock in the manner and at the rate described in the Agreement.

We are generally familiar with the corporate proceedings and actions undertaken by the Company in connection with the Merger, including its execution of the Agreement and the proposed offering of the Common Stock. We have examined the Agreement and such of the Company’s corporate records and other documents (including the Registration Statement and the Joint Proxy Statement/Prospectus included therein), and we have reviewed such matters of law, as we have deemed necessary to form a basis for the opinion hereafter expressed. In addition, with your consent, we have relied upon officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of factual matters addressed in such representations and certificates.

In delivering this letter, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to the original or certified copies of all documents submitted to us as conformed or reproduction copies, (ii) that the final, executed versions of all relevant documents, including the Agreement, are identical in all material respects to the versions reviewed by us, and (iii) that the Merger will be completed, and the Common Stock will be issued, in accordance with the terms of the Agreement and as described in the Registration Statement.

Based upon and subject to the foregoing, as well as the qualifications set forth in this letter, we are of the opinion as of this date that, when (i) the Registration Statement has become effective pursuant to the SEC’s rules and regulations and an appropriate Order entered by the SEC, and upon compliance with the securities or “blue sky” laws of various jurisdictions in which the Common Stock will be offered, and (ii) the Merger has become effective, and the Common Stock has been issued, in accordance with the terms of the Agreement and as described in the Registration Statement, then the Common Stock issued to the shareholders of AB&T in exchange for their shares of AB&T Stock will be legally issued, fully paid and nonassessable.

We are members of the State Bar of North Carolina. We express no opinion on the laws of any jurisdiction other than the federal laws of the United States and the laws of North Carolina. The opinions expressed herein are limited to matters expressly stated herein and, except as otherwise expressly specified herein, to matters in existence as of the date hereof. No opinion may be inferred or is implied beyond the matters expressly stated, and we undertake no responsibility to revise or supplement this letter or the opinions herein to reflect any change in the law or facts.

We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to Ward and Smith, P.A. under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated by the SEC thereunder.

Yours very truly,

/s/ Ward and Smith, P.A.

WARD AND SMITH, P.A.